Exhibit 99.1

April 30, 2020	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2020

Glen Head, New York, April 30, 2020 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three months ended March 31, 2020.  In the highlights that follow, all comparisons are of the current three-month period to the same period last year unless otherwise indicated.

FIRST QUARTER 2020 HIGHLIGHTS

•	Net Income and EPS were $9.1 million and $.38, respectively, versus $10.8 million and $.43
•	Net interest margin was 2.62% versus 2.57% for the prior quarter
•	Cash Dividends Per Share increased 5.9% to $.18 from $.17
•	ROA and ROE were .90% and 9.41%, respectively, compared to 1.03% and 11.30%
•	Repurchased 261,700 shares during the quarter at a cost of $5.9 million
•	Effective Tax Rate was 15.2% versus 17.7%
•	Operating expenses remain under tight control and revenue enhancement initiatives are producing positive results
•	The Bank is helping customers through the pandemic by providing over $400 million in loan modifications and $175 million in SBA Paycheck Protection loans beginning 2Q’20

Analysis of First Quarter Earnings

Net income for the first quarter of 2020 was $9.1 million, a decrease of $1.7 million, or 15.6%, versus the same quarter last year.  The decrease is due to a decline in net interest income of $424,000, or 1.7%, and an increase in the provision for credit losses of $2.8 million.  These items were partially offset by an increase in noninterest income of $574,000, or 23.5%, and decreases in noninterest expense of $277,000, or 1.8%, and income tax expense of $695,000.

The decline in net interest income occurred as yield curve flattening and inversion led management to slow loan and overall balance sheet growth.  The average balance of loans decreased $102.2 million, or 3.1%, and the average balance of investment securities declined $70.2 million, or 8.9%.  Also contributing to the decline in net interest income was a decrease in the average yield on the investment securities portfolio mainly due to prepayments and lower yields available on purchases.  Partially offsetting these items was an increase in the yield on loans, from 3.61% for the first quarter of 2019 to 3.66% for the current quarter, and decreases in the average balance and rate on short-term borrowings of $178.3 million and 62 basis points, respectively.  The 5 basis point increase in the yield on loans is primarily attributable to higher prepayment and late fees.  The average balance of short-term borrowings decreased as overnight and three-month Federal Home Loan Bank advances were replaced with brokered deposits and long-term debt.

Net interest margin for the first quarter of 2020 was 2.62% as compared to 2.56% and 2.57% for the 2019 first and fourth quarters, respectively. Excluding the impact of prepayment and late fees in each period, net interest margin for the current quarter was up 3 basis points versus the first quarter of 2019 and unchanged from the fourth quarter of 2019.  Due to the COVID-19 pandemic, loan origination volume has almost ceased, except for SBA Paycheck Protection Program (“PPP”) loans.

Management remains proactive in addressing the downward pressure on earnings caused by the low interest rate environment, flat yield curve and, more recently, the substantial economic impact arising from the COVID-19 pandemic.  Steps taken by management include:

•	Reduction in non-maturity and time deposit rates at the end of March 2020
•	Implementing revenue enhancement opportunities to increase the level of noninterest income
•	Maintaining tight control over operating expenses
•	Supporting customers during the COVID-19 pandemic through loan modifications and SBA PPP lending

The Corporation adopted ASU 2016-13 “Measurement of Credit Losses on Financial Instruments” (“CECL”) on January 1, 2020.  The provision for credit losses of $2.4 million for the current quarter on a CECL basis increased $2.8 million when compared to the ($457,000) credit provision for the first quarter of 2019 on an incurred loss basis.  The $2.4 million provision for the current quarter was mainly attributable to the COVID-19 pandemic.  Also impacting the provision for the current quarter were net charge-offs of $430,000 offset by a decrease in outstanding loans of $64.9 million.  The ($457,000) credit provision for the 2019 quarter was driven by a decline in outstanding loans, a reduction in historical loss rates and a reduction in the level of watch list loans.

The increase in noninterest income of $574,000 is primarily attributable to increases in service charges on deposit accounts of $282,000 and the non-service cost components of the Bank’s defined benefit pension plan of $261,000.  The growth in service charges on deposit accounts is mainly attributable to the positive impact of revenue enhancement initiatives which commenced in 2019.  It is anticipated that the COVID-19 pandemic may negatively affect service charges on deposit accounts for the remainder of the pandemic.

The decrease in noninterest expense of $277,000 was mainly attributable to declines in stock-based compensation expense of $1.0 million and FDIC insurance expense of $306,000.  These items were partially offset by an increase in salaries and certain employee benefits expense of $448,000 and an expense credit of $309,000 in the first quarter of 2019 related to incentive compensation.  The decline in stock-based compensation expense was mainly attributable to fewer awards granted in the current quarter due to executive retirements in 2019.  The decline in FDIC insurance expense was due to an assessment credit received by the Bank during the current quarter.  The increase in salaries and certain employee benefits expense was primarily attributable to market-related salary adjustments due to higher minimum wage laws, annual merit raises and the hiring of middle market lenders, partially offset by executive retirements at the end of 2019.  Management is committed to maintaining tight control over operating costs to mitigate the downward pressure on earnings arising from the current interest rate and economic environment.

Income tax expense decreased $695,000 and the effective tax rate declined from 17.7% to 15.2% when comparing the first quarter of 2019 to the current quarter.  The decrease is primarily attributable to an increase in the percentage of pre-tax income derived from tax-exempt municipal securities and BOLI in 2020.  The decrease in income tax expense also reflects lower pre-tax earnings in the current quarter as compared to the 2019 quarter.

Analysis of Earnings – First Quarter 2020 Versus Fourth Quarter 2019

Net income for the first quarter of 2020 declined $39,000, or .4%, from $9.2 million earned in the fourth quarter of last year.  The decrease is primarily attributable to an increase in the provision for credit losses of $2.6 million and higher retirement plan and incentive compensation expenses of $331,000 and $224,000, respectively.  Partially offsetting these items were an increase in net interest income of $400,000 due to higher prepayment and late fees, a  decrease in marketing expense of $179,000 and executive severance and retirement charges of $2.6 million in the fourth quarter of 2019.  The increase in the provision for credit losses reflects the utilization of the CECL methodology in the current quarter as discussed previously including, among other things, the estimated impact the COVID-19 pandemic will have on qualitative factors, current and forecasted economic conditions and net charge-offs.  The effective tax rate was unchanged at 15.2% in each quarter.

Serving Customers

The Bank is focused on serving customers during the COVID-19 pandemic through loan modifications and lending under the SBA’s PPP.  The Bank stands ready to make credit available to customers and the communities in which we operate and provide customers with access to their deposits through our branch network, ATMs and digital offerings.

Loan modifications are evaluated on a case-by-case basis generally for borrowers that are current as to principal and interest.  Loan modifications completed or in process through April 28, 2020 include the following, none of which were completed as of March 31, 2020:

Type of Modification	Number of Loans	Type of Loans	Balance at 4/28/20
3 Month Deferral of Principal	280	Mainly Small Business Loans	$31 million
3 Month Deferral of Principal and Interest	272 108 22	Residential Mortgages Commercial Mortgages Mainly C&I Loans	$159 million $205 million $9 million

Modified loans present an elevated level of credit risk to the Bank because they involve borrowers experiencing business or financial disruption as a result of the COVID-19 pandemic.

The Bank’s participation in the SBA’s PPP for small business customers began in the second quarter of 2020 and includes approximately 700 loans totaling $175 million as of April 28, 2020.  PPP loans have a 1% rate of interest and 2-year term with fees paid to the Bank by the SBA ranging from 1% to 5% of each loan depending on the loan amount.  Fees will be amortized as a yield adjustment.  PPP loans will receive favorable regulatory capital treatment and are 100% guaranteed by the SBA.

We believe that our strong capital and liquidity positions, branch network, lending and deposit platforms and focus on internal controls and cybersecurity provide a solid foundation for serving customers during these challenging times.  As an essential business, the Bank has continued to operate during the COVID-19 pandemic.  The Bank has implemented alternate work arrangements as needed, such as work-from-home with remote access, and has instituted a series of operating and safety protocols through a pandemic committee to ensure business continuity and protect the health of customers and employees.  The Bank is monitoring its liquidity position daily, which remains strong and stable, and maintains prudent loan underwriting standards.  We maintain open communication with customers and continue to process daily transactions such as deposits and fund transfers.  Our branches continue to serve customers, with varied service arrangements for health and safety reasons such as drive up-only, teller window-only, phone-only, ATM-only or a combination of these as circumstances warrant.

Asset Quality

The credit quality of the Bank’s loan and securities portfolios remains strong.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at low levels.

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was 1.09% at March 31, 2020 as compared to .92% at December 31, 2019.  The increase includes 9 basis points from the January 1, 2020 implementation of the CECL methodology and 8 basis points from the aforementioned first quarter 2020 provision for credit losses, net charge-offs and decrease in outstanding loans.  The 9 basis point increase from the implementation of CECL reflects an increase in the allowance for credit losses on January 1, 2020 of $2.9 million mainly due to higher historical losses on a CECL basis as compared to the previous incurred loss methodology and the impact on the allowance of reasonable and supportable forecasts required under CECL.

Capital

The Corporation adopted the Community Bank Leverage Ratio framework during the first quarter of 2020. The Corporation’s Leverage Ratio was approximately 9.5% at March 31, 2020.  The strength of the Corporation’s balance sheet positions the Corporation for lending and growth.

The decrease in book value per share from $16.26 at December 31, 2019 to $15.80 at March 31, 2020 was mainly due to dividends declared during the quarter, common stock repurchases, the adoption of CECL and a decrease of $8.8 million in Accumulated Other Comprehensive Income (Loss) (“AOCI”).  The decline in AOCI was primarily due to a decrease in the fair value of the Bank’s Corporate Bond portfolio due to widening of credit spreads at quarter-end.

During the first quarter of 2020, the Corporation repurchased 261,700 shares of its common stock at a total cost of $5.9 million.  Total repurchases completed since the commencement of the program amount to 2,025,100 shares at a cost of $45.6 million.  Management does not expect to repurchase any additional shares in 2020 due to the economic uncertainty surrounding the COVID-19 pandemic and banking regulations regarding the amount of dividends a Bank can declare relative to its retained net income for the current year combined with the previous two calendar years.

Key Initiatives and Challenges We Face

The Bank’s strategy is focused on increasing shareholder value through loan and deposit growth, the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  Key strategic initiatives in 2020 include enhancing our brand, highlighting our digital offerings, refining our branch strategy, building on our relationship banking business and growing fee income.  All of these initiatives are currently being negatively impacted by the COVID-19 pandemic.

Notwithstanding the actions taken by management to mitigate the impact on earnings of the current interest rate environment, net interest income, net interest margin, earnings and the Corporation’s profitability metrics remain under pressure.  These items could be negatively impacted by yield curve inversion, low yields available on new loans and securities and deteriorating economic conditions caused by the COVID-19 pandemic.

The COVID-19 pandemic creates substantial challenges for the Bank and its customers.  Normal business activity and commerce have been significantly disrupted across the country including in the New York City metropolitan area which is the main market that the Bank serves.  The disruptions include, among other things, widespread government mandated closure of nonessential businesses, school closures and stay-at-home orders to protect public health.  During these challenging times, many of the Bank’s customers, which include small and medium-sized businesses, professionals, consumers, municipalities and other organizations, may experience a significant decline in, or complete discontinuance of, business activity, earnings and cash flow.  For some this may be temporary, but for other customers it could be longer-lasting and may lead to permanent business closure or job loss.

These challenges may result in higher drawdowns by customers on the Bank’s lending commitments and higher past due and nonaccrual loans, troubled debt restructurings and credit losses.  The value of collateral supporting mortgage loans may be negatively impacted leading to a deterioration in the Bank’s loan-to-value ratios and increased risk of loss.  In addition, businesses, consumers and municipalities facing cash flow problems may withdraw deposits at a higher rate than in the past leading to greater deposit outflows from the Bank.  Municipalities may experience financial stress from a decline in tax revenue and the cost of responding to the pandemic, which may lead to a deterioration in the value of the Bank’s municipal securities portfolio.  While the Federal government has responded to the COVID-19 pandemic in an aggressive manner to mitigate the negative impact on the economy, the 150 basis point decrease in the Federal Funds Target Rate during March increases the challenge of lending at an acceptable margin.

All of the issues above, and others, exert downward pressure on the Bank’s earnings, profitability metrics, liquidity and capital and could negatively impact the Bank’s ability to grow its loan portfolio and deposits.  The full impact of the pandemic on the Bank and our customers is beyond the Bank’s control and current knowledge and will ultimately be determined by the duration of the pandemic and the rate at which the local and national economies recover from the current business disruption and high level of unemployment.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/20	12/31/19
	(dollars in thousands)
Assets:
Cash and cash equivalents	$120,208	$38,968
Investment securities available-for-sale, at fair value	679,463	697,544

Loans:
Commercial and industrial	126,073	103,879
Secured by real estate:
Commercial mortgages	1,376,257	1,401,289
Residential mortgages	1,558,401	1,621,419
Home equity lines	60,296	59,231
Consumer and other	2,274	2,431
	3,123,301	3,188,249
Allowance for credit losses	(34,105)	(29,289)
	3,089,196	3,158,960

Restricted stock, at cost	30,224	30,899
Bank premises and equipment, net	39,646	40,017
Right of use asset - operating leases	13,992	14,343
Bank-owned life insurance	83,680	83,119
Pension plan assets, net	18,341	18,275
Deferred income tax benefit	3,767	317
Other assets	15,850	15,401
	$4,094,367	$4,097,843
Liabilities:
Deposits:
Checking	$973,355	$911,978
Savings, NOW and money market	1,682,389	1,720,599
Time, $100,000 and over	250,991	242,359
Time, other	267,102	269,080
	3,173,837	3,144,016

Short-term borrowings	60,599	190,710
Long-term debt	452,472	337,472
Operating lease liability	14,874	15,220
Accrued expenses and other liabilities	16,376	21,317
	3,718,158	3,708,735
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,806,901 and 23,934,632 shares	2,381	2,393
Surplus	105,156	111,744
Retained earnings	276,913	274,376
	384,450	388,513
Accumulated other comprehensive income (loss), net of tax	(8,241)	595
	376,209	389,108
	$4,094,367	$4,097,843

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/20	3/31/19
	(dollars in thousands)
Interest and dividend income:
Loans	$28,931	$29,416
Investment securities:
Taxable	3,426	4,045
Nontaxable	2,565	3,092
	34,922	36,553
Interest expense:
Savings, NOW and money market deposits	4,280	4,000
Time deposits	3,042	3,398
Short-term borrowings	619	1,965
Long-term debt	1,995	1,780
	9,936	11,143
Net interest income	24,986	25,410
Provision (credit) for credit losses	2,358	(457)
Net interest income after provision (credit) for credit losses	22,628	25,867

Noninterest income:
Investment Management Division income	548	481
Service charges on deposit accounts	987	705
Other	1,483	1,258
	3,018	2,444
Noninterest expense:
Salaries and employee benefits	9,274	9,258
Occupancy and equipment	3,072	2,937
Other	2,512	2,940
	14,858	15,135
Income before income taxes	10,788	13,176
Income tax expense	1,640	2,335
Net income	$9,148	$10,841

Share and Per Share Data:
Weighted Average Common Shares	23,904,266	25,284,357
Dilutive stock options and restricted stock units	54,633	156,204
	23,958,899	25,440,561

Basic EPS	$.38	$.43
Diluted EPS	$.38	$.43
Cash Dividends Declared per share	$.18	$.17

ROA	.90%	1.03%
ROE	9.41%	11.30%
Net Interest Margin	2.62%	2.56%
Dividend Payout Ratio	47.37%	39.53%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/20		12/31/19
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,725		$2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	4,378		423
	6,103		3,351
Troubled debt restructurings:
Performing according to their modified terms	902		1,070
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	463		465
	1,365		1,535
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	902		1,070
Past due 30 through 89 days	1,725		2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	4,841		888
	7,468		4,886
Other real estate owned	—		—
	$7,468		$4,886

Allowance for credit losses	$34,105		$29,289
Allowance for credit losses as a percentage of total loans	1.09%		.92%
Allowance for credit losses as a multiple of nonaccrual loans	7.0	x	33.0	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2020			2019
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$30,077	$82	1.10%	$24,800	$146	2.39%
Investment securities:
Taxable	342,661	3,344	3.90	374,124	3,899	4.17
Nontaxable (1)	380,173	3,247	3.42	418,898	3,915	3.74
Loans (1)	3,159,533	28,933	3.66	3,261,716	29,417	3.61
Total interest-earning assets	3,912,444	35,606	3.64	4,079,538	37,377	3.67
Allowance for credit losses	(32,110)			(30,892)
Net interest-earning assets	3,880,334			4,048,646
Cash and due from banks	34,362			36,673
Premises and equipment, net	39,932			41,310
Other assets	130,262			129,391
	$4,084,890			$4,256,020
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,710,761	4,280	1.01	$1,642,349	4,000.99
Time deposits	510,037	3,042	2.40	606,704	3,398	2.27
Total interest-bearing deposits	2,220,798	7,322	1.33	2,249,053	7,398	1.33
Short-term borrowings	123,337	619	2.02	301,644	1,965	2.64
Long-term debt	399,340	1,995	2.01	355,706	1,780	2.03
Total interest-bearing liabilities	2,743,475	9,936	1.46	2,906,403	11,143	1.55
Checking deposits	918,044			931,625
Other liabilities	32,211			29,063
	3,693,730			3,867,091
Stockholders' equity	391,160			388,929
	$4,084,890			$4,256,020

Net interest income (1)		$25,670			$26,234
Net interest spread (1)			2.18%			2.12%
Net interest margin (1)			2.62%			2.56%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the COVID-19 pandemic is having an adverse impact on the Corporation, its customers and the communities it serves.  The adverse effect of the COVID-19 pandemic on the Corporation, its customers and the communities where it operates may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.    The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2020.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 6, 2020, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.